Exhibit 99.1

ZAZA ENERGY CORPORATION 1301 MCKINNEY STREET SUITE 2850 HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY CORPORATION ANNOUNCES CLOSING OF

EAGLEBINE JOINT VENTURE AGREEMENT

Chief Operating Officer Moves to Chair ZaZa Energy’s Technical Risk Assessment Committee

HOUSTON, TX (APRIL 16, 2013) - ZaZa Energy Corporation (“ZaZa” or the “Company”) (NASDAQ: ZAZA) today announced that it has closed the previously announced Joint Exploration and Development Agreement (“Agreement”) to further develop its Eaglebine assets.

Under the terms of the Agreement, ZaZa’s joint venture partner will receive up to a 75% working interest in up to 55K net acres and operate the JV acreage comprising 73K of ZaZa’s 92K net mineral acres.ZaZa will retain a 25% working interest in the 73K acres. These assets include certain lands located in Walker, Grimes and Madison Counties, Texas, which are wholly owned by ZaZa, and also incorporate certain properties that are covered within the Participation Agreement with Range Texas Production, LLC, a wholly-owned subsidiary of Range Resources Corporation.

Early-stage drilling preparations are already underway for the first two (2) JV wells and the Company expects that the joint venture partner will have drilled the first three (3) earning wells by January 2014.

Todd A. Brooks, ZaZa’s President and CEO stated, “This marks the beginning of what we believe will be a valuable and long-term strategic relationship between ZaZa and its JV partner.  Our new partner has operational and technical strengths that complement our own, and we look forward to working together as we de-risk and develop our large, contiguous acreage block in one of the most exciting emerging plays in East Texas.”

Additionally, the Company disclosed that the Chief Operating Officer, John E. Hearn, Jr., is departing as COO and transitioning to the role of Chairman of ZaZa Energy’s new Technical Risk Assessment Committee.

The Technical Risk Assessment Committee (“TRAC”) has been created to oversee and direct the technical focus on new play assessments, strategic acquisitions, and long-term portfolio growth for the Company.  The Committee will evaluate and assess the risk profile of new emerging plays and strategic opportunities and provide comparative analysis and ranking in order of resource potential and shareholder value.  The TRAC will report findings to the Board of Directors and CEO on a quarterly basis, and is also responsible for assuring proper technical stewardship for any and all Non-Op Ventures.  John Hearn will act as Chairman, with Kevin Schepel, Executive Vice President, Exploration and Production and Thomas Bowman, Executive Vice President, Evaluation, Geology and Geophysics as the other initial Committee members.  Mr. Hearn will remain on the Board of Directors.

Commenting on Mr. Hearn’s departure as COO, Mr. Brooks stated, “John is one of the three founders of ZaZa, along with myself and Gaston Kearby, and is a dear friend.  We are all grateful for his talented leadership of the Company.  I look forward to continuing to work with John on the Board and the Technical Risk Assessment Committee.”

713-595-1900 (OFFICE)  •  713-595-1919 (FAX)  •  WWW.ZAZAENERGY.COM

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About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly traded exploration and production company with primary assets in the Eagle Ford and Eaglebine resource plays in Texas. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “forecasts” and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See “Risk Factors” in most recent filings with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

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JMR Worldwide

Jay Morakis, Partner

+1 212-786-6037

jmorakis@jmrww.com